As filed with the Securities and Exchange Commission of July 22, 2021

Registration No. 333-257293

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aspire Global Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	2111	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14 Jian’an Road

Tangwei Fuyong Town

Bao’an District, Shenzhen

Guangdong Province, China
Tel: + 86 75581499783
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard I. Anslow, Esq. Jonathan Deblinger, Esq. Asher S. Levitsky P.C. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300	Jinfei Zhang, Esq.	Meng Ding, Esq.
Sidley Austin LLP
	787 Seventh Avenue New York, NY 10019 Tel: (212) 839-5300	9/F Two International Finance Centre Central, Hong Kong SAR Tel: +852.2509.7888

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share(5)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value $0.0001 per share(2)	17,250,000	$9.00	$155,250,000	$16,937.78
Underwriters’ Warrants (3)
Ordinary shares, par value $0.0001 per share, issuable upon exercise of the Underwriters’ Warrants(3)	1,035,000	11.25	11,643,750	1,270.34
Ordinary shares, par value $0.0001 per shares(4)	3,750,000	10.00	37,500,000	4,091.25
Total			$204,393,750	$22,299.37	(6)

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Includes 2,250,000 ordinary shares issuable upon exercise of the underwriters’ over-allotment option.

(3)

Warrants to be issued to the Underwriters. No separate registration fee required pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to the underwriters, upon closing of the offering, warrants to purchase the number of ordinary shares (the “Underwriters’ Warrants”) in the aggregate equal to 6% of the number of offered shares sold in the offering. The exercise price of the Underwriters’ Warrants is equal to 125% of the public offering price per share in the offering. The Underwriters’ Warrants are exercisable, with a cashless provision, for a period of five (5) years from the commencement of the offering.

(4)	Represents ordinary shares held by Reliance Lead Company Limited that is being offered for resale at an estimated offering price of $10.00 per share.

(5)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(6)	Of which $22,299.37 has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

This Amendment No. 2 to the Registration Statement on Form F-1 (File No. 333-257293) of Aspire Global Inc. is being filed solely to include certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles of association, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the employment agreements with our executive officers, we will agree to indemnify our executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an executive officer.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

On January 30, 2020, we issued 150,000,000 ordinary shares as follows: (i) 138,750,000 to Pride Worldwide Investment Limited; (ii) 7,500,000 to Fortune Genesis Enterprises Limited and (iii) 3,750,000 to Inspired Elite Global Limited for total consideration of $5,000. The shares were issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and Regulation S.

On May 12, 2021, we issued two ordinary shares with respect to each outstanding ordinary share. The issuance of these shares, which is retroactively reflected in the preceding paragraph, is exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

The foregoing issuances were exempt from registration under the Securities Act since they were transactions not involving a public offering. No underwriter was involved in these issuances of ordinary shares. Other than disclosed herein, we did not issue any securities in the past three years.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2**	Second Amended and Restated Memorandum and Articles of Association of the Registrant to be effective immediately prior to the completion of this offering
4.1*	Form of Underwriters’ Warrant
5.1**	Opinion of Maples and Calder (Cayman) LLP regarding the validity of the ordinary shares being registered
5.2**	Opinion of Han Kun Law Offices regarding PRC legal matters
8.1**	Opinion of Maples and Calder (Cayman) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Ellenoff Grossman & Schole LLP regarding certain U.S. tax matters
10.1**	Exclusive Business Cooperation Agreement, dated September 30, 2020, by and among Shenzhen Y Jia Technology Co., Limited, Eigate (Shenzhen) Electronic Technology Co., Limited.
10.2**	Exclusive Option Agreement, dated September 30, 2020, by and among Shenzhen Yi Jia Technology Co., Limited, Eigate (Shenzhen) Electronic Technology Co., Limited, Tuanfang Liu and Yuli Liu.
10.3**	Equity Interest Pledge Agreement, dated September 30, 2020, by and among Shenzhen Yi Jia Technology Co., Limited, Eigate (Shenzhen) Electronic Technology Co., Limited Tuanfang Liu and Yuli Liu.
10.4**	Power of Attorney, dated September 30, 2020, executed by Tuanfang Liu.
10.5**	Power of Attorney, dated September 30, 2020, executed by Yuli Liu.
10.6**	Spousal Consent Letter, dated September 30, 2020, executed by Tuanfang Liu’s spouse.
10.7**	Spousal Consent Letter, dated September 30, 2020, executed by Yuli Liu’s spouse.
10.8**	English Translation of Form of Patent Assignment Agreement by and between Tuanfang Liu and Shenzhen Yi Jia Technology Co., Limited.
10.9**	Form of Trademark Licensing Agreement, by and between Shenzhen Yi Jia Technology Co., Limited and Aspire Electronic Cigarettes (UK) Limited.
10.10**	Form of Framework Purchase Agreement, by and between Shenzhen Yi Jia Technology Co., Limited and the Customers.
10.11**	English Translation of Lease Agreement, dated September 17, 2019, by and between Dongguan Huadeng Industry Investment Co., Ltd. and Dongguan Enliqi Electronic Technology Co., Ltd.
10.12**	English Translation of Supplemental Lease Agreement, dated November 6, 2020, by and between Dongguan Huadeng Industry Investment Co., Ltd. and Dongguan Enliqi Electronic Technology Co., Ltd.
10.13**	Tenancy Agreement, dated May 17, 2021, by and between Aspire Science and Technology Limited and Wong Chuk Suk Chun.
10.14**	Loan Agreement, dated September 1, 2018, by and between Eigate (Hong Kong) Technology Co., Limited and Aspire Science and Technology Limited.
10.15**	Supplemental Loan Agreement, dated September 24, 2018, by and between Eigate (Hong Kong) Technology Co., Limited and Tuanfang Liu.
10.16**	Supplemental Loan Agreement, dated June 21, 2019, by and between Eigate (Hong Kong) Technology Co., Limited and Aspire Science and Technology Limited.
10.17**	Tripartite Loan Agreement, dated September 24, 2018, by and among Eigate (Hong Kong) Technology Co., Limited, DEC (HK) Technology Co., Ltd. and Aspire Science and Technology Limited.
10.18**	Form of Director Offer Letter†
10.19**	English translation of form of Employment Agreement between the VIE and its officers†
10.20**	Employment Agreement, dated March 30, 2020, by and between Registrant and Michael Wang†
10.21*	Form of Lock-up Agreement (included as an exhibit to the Underwriting Agreement, Exhibit 1.1)
10.22**	2021 Equity Incentive Plan†
10.23*	Form of escrow agreement among Aspire Global Inc, US Tiger Securities, Inc., EF Hutton, division of Benchmark Investments, LLC and Wilmington Trust, National Association
14.1**	Code of Ethics
21.1**	Subsidiaries of the Registrant
23.1**	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP, Independent Registered Public Accounting Firm
23.2**	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1
23.3**	Consent of Han Kun Law Offices (included in Exhibit 5.2)
23.4**	Consent of Euromonitor International Limited
23.5**	Consent of Hongwu Yang
23.6**	Consent of Brent Cox
23.7**	Consent of Zhiqiang Liu
24.1**	Powers of Attorney
99.1*	Representation under Item 8.A.4 of Form 20-F

* Filed herewith.

** Previously filed

† Indicates a management contract or compensation plan.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

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ITEM 9. UNDERTAKINGS.

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, Guangdong Province, China, on July 22, 2021.

Aspire Global Inc.

By:	/s/ Tuanfang Liu
Name: Tuanfang Liu
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tuanfang Liu	Chairman and Chief Executive Officer	July 22, 2021
Tuanfang Liu	(Principal Executive Officer)

/s/ Michael Wang	Chief Financial Officer	July 22, 2021
Michael Wang	(Principal Financial and Accounting Officer)

/s/ Jiangyan Zhu	Director	July 22, 2021
Jiangyan Zhu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Aspire Global Inc. has signed this registration statement or amendment thereto in Newark, Delaware on July 22, 2021.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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